UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2013

CLUBCORP CLUB OPERATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-173127	27-3894784
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

3030 LBJ Freeway, Suite 600 Dallas, Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

(972) 243-6191
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K (this “Form 8-K”) is filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 8.01	Other Events.

Preliminary Financial and Operational Results

The following information reflects the Company's preliminary expectations of results for the twelve weeks ended September 3, 2013, based on currently available information. We have provided ranges, rather than specific amounts, for the financial results below, primarily because our financial closing procedures for the twelve weeks ended September 3, 2013 are not yet complete and, as a result, we expect that our final results upon completion of our closing procedures may vary from the preliminary results included herein. For instance, we have not finalized and completed review of certain account reconciliations, such as our deferred tax account reconciliations, finalized certain accruals, such as our health plan claim reserves, which we are currently estimating, or prepared notes to our financial information. We anticipate that our consolidated condensed financial statements for the twelve weeks ended September 3, 2013 will not be available until the week of October 14, 2013 and will be included in our report on Form 10-Q filed for such period.

Preliminary Financial Results. Although the financial results for the twelve weeks ended September 3, 2013 are not yet finalized, we estimate that financial results will fall within the following ranges, as compared to the twelve weeks ended September 4, 2012:

	Twelve Weeks Ended
	September 3, 2013		September 4, 2012
	Low	High	Actual
	(in thousands)
Total revenues	$193,400	$194,900	$179,997
Operating income	$16,700	$18,200	$16,443
Net loss	$(6,880)	$(4,870)	$(12,237)
Adjusted EBITDA	$40,100	$41,600	$38,038

We expect to report total revenues between $193.4 million and $194.9 million for the twelve weeks ended September 3, 2013, compared to $180.0 million for the twelve weeks ended September 4, 2012, representing an increase of $14.2 million or 7.9%, calculated using the midpoint of the range. Approximately $7.6 million of the increase is driven by increases in same store revenues and approximately $4.0 million of the increase is attributable to properties added in the past year. The remaining increase is primarily due to reimbursements for certain operating costs at our managed clubs, which are directly offset within club operating costs and expenses.

We expect to report operating income between $16.7 million and $18.2 million for the twelve weeks ended September 3, 2013, compared to $16.4 million for the twelve weeks ended September 4, 2012, representing an increase of 6.1%, calculated using the midpoint of the range. The increase in operating income is primarily due to the expected increase in revenues described above.

We expect to report net loss between $(6.9) million and $(4.9) million for the twelve weeks ended September 3, 2013, compared to net loss of $(12.2) million for the twelve weeks ended September 4, 2012.

We expect to report Adjusted EBITDA between $40.1 million and $41.6 million for the twelve weeks ended September 3, 2013, compared to $38.0 million for the twelve weeks ended September 4, 2012, representing an increase of 7.4%, calculated using the midpoint of the range.

Preliminary Operational Results. Although the operational results for the twelve weeks ended September 3, 2013 are not yet finalized, we estimate our total membership count at the end of the period to be as follows:

	As of September 3, 2013	As of December 25, 2012
Membership count	148,500	144,765

We expect our total membership count as of September 3, 2013 to be approximately 148,500 compared to total memberships of 144,765 as of December 25, 2012, representing a 2.6% increase. On a same store basis, membership counts typically decline in the fourth quarter due largely to seasonality, when colder temperatures and shorter days reduce the demand for golf and golf-related activities. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting our Business — Seasonality of Demand and Fluctuations in Quarterly Results’’ contained in our most recent quarterly report on Form 10-Q for the period ended June 11, 2013 (“Q2 2013 Quarterly Report”).

Adjusted EBITDA Reconciliation

Adjusted EBITDA is a non-GAAP measure used by management to measure our operating performance. The following table provides a reconciliation of net loss to EBITDA and Adjusted EBITDA for the ranges presented for the twelve weeks ended September 3, 2013 and the twelve weeks ended September 4, 2012.

	Twelve Weeks Ended
	September 3, 2013		September 4, 2012
	Low	High	Actual
	(in thousands)
Net loss	$(6,880)	$(4,870)	$(12,237)
Interest expense	19,254	19,254	19,831
Income tax expense (benefit)	4,390	3,880	(1,601)
Interest and investment income	(80)	(80)	(29)
Depreciation and amortization	17,030	17,030	17,592
EBITDA	33,714	35,214	23,556
Impairments and disposition of assets (a)	2,776	2,776	13,107
Non-cash adjustments (b)	1,153	1,153	759
Other adjustments (c)	2,238	2,238	25
Acquisition adjustment (d)	219	219	591
Adjusted EBITDA	$40,100	$41,600	$38,038
______________________

(a)	Includes non-cash impairment charges related to: property and equipment, loss on disposal of assets and net loss from discontinued clubs.

(b)
Includes non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. in 2006, by affiliates of KSL, amortization of proceeds received from certain mineral lease and surface right agreements and expense recognized for our long-term incentive plan.

(c)
Other adjustments include management fees and expenses paid to an affiliate, earnings of equity method investments less cash distributions from said investments, income or loss attributable to non-controlling equity interests of continuing operations, costs and other non-recurring charges permitted to be excluded by the credit agreement governing the Secured Credit Facilities.

(d)
Represents deferred revenue related to initiation deposits and fees that would have been recognized in the applicable period but for the application of purchase accounting in connection with the purchase of ClubCorp, Inc. in 2006.

Cautionary Statement

The preliminary financial and operational information included in this Form 8-K statement reflect management's estimates based solely upon information available to us as of the date of this Form 8-K and are the responsibility of management. The preliminary financial results presented above are not a comprehensive statement of our financial results for the twelve weeks ended September 3, 2013 and have not been audited, reviewed, or compiled by our independent registered public accounting firm, Deloitte & Touche LLP. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The preliminary financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the twelve weeks ended September 3, 2013 are not expected to be available until the week of October 14, 2013 and may differ materially from these estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

This Form 8-K should be read together with the consolidated condensed financial statements, related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Q2 2013 Quarterly Report. Certain statements in this Form 8-K are “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect our business. The Company provides additional information about these factors in the reports filed with the Securities and Exchange Commission, including, but not limited to, those described in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Q2 2013 Quarterly Report. We disclaim any obligation to update any forward-looking statement in this document, whether as a result of changes in underlying factors, new information, future events or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2013	CLUBCORP CLUB OPERATIONS, INC.

	By:	/s/ Curtis D. McClellan
Curtis D. McClellan
Chief Financial Officer and Treasurer